Automatic Reinsurance Agreement

between

FORTIS BENEFITS INSURANCE COMPANY

Woodbury, Minnesota

(Hereinafter referred to as the CEDING COMPAY)

and

AXA RE LIFE INSURANCE COMPANY

New York, New York

(hereinafter referred to as the REINSURER)

Effective May 1, 2000

This Agreement will hereinafter be referred to as Agreement No. 2000-11

Fortis, Agreement No.2000-11 DB
Effective May 1, 2000

All provisions of this Agreement are subject to the laws of the State of Delaware.

Article I

Scope of Agreement

A.           On and after the 1st day of May 2000, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, a quota-share percentage (defined in Schedule A) of the MNAR as defined in Article IV, generated prior to termination of the REINSURER’s liability (defined in Article II), by the Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the CEDING COMPANY as set forth in Schedule A.

B.    [REDACTED]

C.    [REDACTED]

D.    [REDACTED]

E.              This Agreement covers only the CEDING COMPANY’s liability for claims paid under variable annuity contract forms specified in Schedule A and supported by investment funds specified in Schedule B and its Amendments, that were submitted to the REINSURER prior to their issuance.

Article II

Commencement and Termination of Liability

A.           On reinsurance ceded under the term of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY. The liability under this Agreement will terminate either in accordance with the Duration of Agreement provisions of this Agreement as stated in Article XX, or, for an individual contract, upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

1.               the date the owner elects to annuitize

2.               surrender or termination of the contract

3.               the death of the owner or annuitant where such death triggers the payment of a contractual death benefit.

4.               attainment of the maximum annuitization age or attained age 105, if earlier

5.               due to the anti-selective nature of the dollar-for-dollar withdrawals in the Wells Fargo Passage VA, reinsurance coverage will cease for this product once a withdrawal causes the account value of the contract to fall below one-thousand-five-hundred dollars ($1,500)

B.             The REINSURER shall be liable to reimburse claims only on those deaths where the date of death is on or after May 1, 2000, in accordance with Article VII.

Article III

Oversights and Clerical Errors

A.           Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B.             If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a contract it should have reinsured under this Agreement, the CEDING COMPANY will take reasonable and necessary steps to ensure that similar oversights do not recur. Then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation, the REINSURER reserves the right to limit its liability to reported contracts only.

C.             Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER’s liability under Article VII, Settlement of Claims, of this Agreement.

D.            Any negligent or deliberate acts or omissions by the REINSURER regarding the insurance or reinsurance provided are the responsibility of the REINSURER and its liability insurer, if any, but not that of the CEDING COMPANY.

Article IV

Net Amount at Risk

[REDACTED]

Article V

Reinsurance Premiums

A.           The reinsurance premium is a monthly asset-based premium rate which is applied to the average aggregate account value over the reporting period inforce multiplied by the quota-share percentage (Schedule A) reinsured by the REINSURER. The premium rate levels vary by issue age and the reporting period is monthly.

B.             The annualized reinsurance premium rates are shown in Exhibit I and are expressed in terms of basis points. In practice, they shall be applied on a monthly basis by utilizing one-twelfth (1/12th) of the annualized rates.

C.             The total reinsurance premium due and payable in the first month shall at least equal one-thousand-five-hundred dollars ($1,500). Thereafter, the minimum reinsurance premium that is due and payable shall increase by one-thousand-two-hundred dollars ($1,200) until it reaches seven-thousand-five-hundred dollars ($7,500) six months after the Effective Date of this Agreement. The total reinsurance premium that is due and payable in any month thereafter shall be at least seven-thousand-five-hundred dollars ($7,500).

D.            The reinsurance premium structure described above shall remain in effect as long as the death benefit design, contract fees, mortality and expense charges, administration fees and surrender charges in effect at the inception of this Agreement remain unchanged.

Article VI

Reinsurance Administration

A.           Within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, for each contract specified in Schedule A, valued as of the last day of that month.

B.             Additionally, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate paper report summarizing the following:

1.               reinsurance premiums due to the REINSURER separate by issue age and product as shown in Exhibit I

2.               benefit claim reimbursements due to the CEDING COMPANY in total and broken down by VNAR and SCNAR

C.             If the net balance is due to the REINSURER, the amount due shall be remitted with the report statement. If the net balance is due to the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the report.

D.            Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor its maximum annual aggregate VNAR liability throughout the calendar year. Upon the receipt of the final report for the calendar year, the REINSURER will “true-up” benefit claim reimbursements, if necessary, from the prior calendar year.

E.         Other

1.               The REINSURER reserves the right to charge interest [if (a) or (b) below occur] based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year) and applied as follows:

(a)          if premiums are not paid within sixty (60) days of the due date shown on the statement

(b)         if premiums for first year business are not paid within one-hundred-eighty (180) days of the effective date of the policy

2.               The REINSURER will have the right to terminate this Agreement when premium payments are more than ninety (90) days past due by giving ninety (90) days’ written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety (90) day notice period, the REINSURER’s liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. The first day of the ninety (90) day notice of termination will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety (90) day time period, the Agreement will remain in effect.

3.               Payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this Agreement.

Article VII

Settlement of Claims

A.           The claims, as set forth in Article IV, that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on deaths that occur on or after the Effective Date of this Agreement and subject to benefit limitations as described in Article I.

B.             In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.

C.             Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual death-benefits paid in that month, based on the net amount at risk definition set forth in Article IV, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

D.            Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

E.              In no event will the REINSURER participate in punitive or compensatory damages, which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall, however, pay its share of statutory penalties awarded against the CEDING COMPANY in connection with insurance reinsured under this Agreement if the REINSURER elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages, other than statutory damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed, in equitable proportions. For the purposes of this provision, the following definitions will apply:

•                  “Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute

•                  “Statutory Penalties” are those amounts awarded as a penalty, but fixed in amount by statute

•                  “Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute

If the REINSURER declines to be party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

Article VII - Settlement of Claims

(continued)

F.              In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, provided the REINSURER makes payment of the amount of reinsurance to the CEDING COMPANY, as described in the above paragraph.

Article VIII

Reinsurance Credit

It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance credit in all States for reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with the insurance laws and regulations of all States in order to enable the CEDING COMPANY to take credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.

Article IX

Recapture Privileges

The CEDING COMPANY may recapture existing reinsurance in force in accordance with the following rules:

A.           The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

B.             No recapture will be made unless reinsurance has been in force for fifteen (15) years.

C.             No recapture will be made unless the total carry-forward is not in a negative position. The total carry-forward is defined as the sum of the carry-forwards of this Agreement and the complementary GMIB Agreement, if any, that reinsures the same related contracts.

D.            The carry-forward for each Agreement is defined as the current period’s reinsurance premium, minus all reinsurance claims paid under this Agreement, minus a two-and-one-half (2.5) basis point annual expense allowance applied against the average aggregate Account Value, minus the change in treaty reserves, plus last period’s loss carry-forward. The carry-forward amount is accumulated at the ninety (90) day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus two percent (2%).

E.              Upon election, recapture shall occur ratably over a thirty-six (36) month period (i.e., every month the initial quota-share percentage reduces 2.78% times the initial quota-share percentage). It is irrevocable once elected.

F.              It is the responsibility of the REINSURER to determine the carry-forward, based on the method described above.

Article X

Inspection of Records

A.           The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY all records referring to reinsurance ceded to the REINSURER.

B.             Relating to the business reinsured hereunder, the CEDING COMPANY or its duly appointed representatives shall have the right at all reasonable times and for any reasonable purpose, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.

Article XI

Insolvency

A.           In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured directly to the CEDING COMPANY or its liquidator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B.             In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will, within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY or any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

C.             Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. However, in the event of liquidation, the REINSURER may offset against undisputed amounts which are due and payable to the CEDING COMPANY, only those undisputed amounts due the REINSURER which are not more than one-hundred-eighty (180) days past due at the date of the court order of liquidation.

D.            In the event of insolvency of the REINSURER, the CEDING COMPANY may recapture immediately all ceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and amounts due the CEDING COMPANY on such reinsurance, at the date of recapture.

Article XII

Negotiation

A.           Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

B.             If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

Article XIII

Arbitration

A.           It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If after the negotiation required by Article XII, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal of their decision, and any court having jurisdiction of the subject matter and the parties, may reduce that decision to judgement.

B.             To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C.             There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, then the appointment of said arbitrator shall be left to the President of the American Arbitration Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority of votes.

D.            It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E.              The arbitration bearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than three (3) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments they will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F.              The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.

Article XIV

Right to Offset Balances Due

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

Article XV

Contract and Program Changes

A.           The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity contract as described in the contract general provisions. No such change shall be made by the CEDING COMPANY without prior notification to the REINSURER and without the prior approval of the Securities and Exchange Commission (SEC), if necessary. The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Schedule B.

B.             The CEDING COMPANY shall also give the REINSURER advance notice of any other changes to its annuity product design and/or death benefit design, its fees and charges, its distribution systems and/or methods, or the addition of any riders to any contract forms reinsured hereunder.

C.             Should any such changes as stated above result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore the REINSURER to its original position.

D.            The CEDING COMPANY agrees to provide the REINSURER with all contractholder communications as though the REINSURER was a contractholder in the State of Delaware.

Article XVI

Confidentiality

This Agreement incorporates the confidentiality agreement previously agreed to between the parties on December 24, 1998 (Exhibit III). All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available, or the disclosure of which is required for retrocession purposes, or has been mandated by law, or is duly required by external auditors.

Article XVII

Miscellaneous

A.           This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by Amendment to the Agreement and signed by both parties.

B.             Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

If to CEDING COMPANY:	Fortis Benefits Insurance Company
500 Bielenberg Drive
Woodbury, MN 55125
Attn: Kirk Evans

If to the REINSURER:	AXA Re Life Insurance Company
17 State Street, 32nd Floor
New York, NY 10004
Attn: Josephine Pagnozzi

All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will 1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender’s terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

C.             This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. This Agreement may be modified or amended only by an Amendment duly executed and delivered on behalf of each party by its respective duly authorized officers.

Article XVIII

Severability

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

Article XIX

DAC Tax
Treasury Regulation Section 1.848-2(g)(8) Election

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to the Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992. under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 1993 and all subsequent taxable years for which this Agreement remains in effect.

A.           The term “party” will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B.             The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C.             The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D.            Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E.              The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F.              The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER’s receipt of the CEDING COMPANY’s calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER’s tax return for the previous calendar year.

G.             If the REINSURER contests the CEDING COMPANY’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

Article XX

Duration of Agreement

A.           This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

B.             This Agreement shall be open for new business for a minimum of two (2) years as measured from the Effective Date of this Agreement subject to a limit of three-billion dollars ($3,000,000,000) of total new considerations to the CEDING COMPANY divided by the quota-share percentage as described in Schedule A. Anytime on or after the second anniversary of this Agreement, and upon one-hundred-eighty (180) days’ written notice, or anytime on or after attainment of three-billion dollars ($3,000,000,000) of total new deposits, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement. The facility may be renewed thereafter, subject to mutually accepted terms.

C.             The terms of this Agreement may be altered due to the actual insolvency (either party is in the liquidation process) of the REINSURER or the CEDING COMPANY.

Execution of Agreement

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of May 1, 2000.

FORTIS BENEFITS INSURANCE COMPANY

By:	/s/ [ILLEGIBLE]	Date:	9/6/00
Name/Title

Attest:	/s/ Mark [ILLEGIBLE], Actuarial Officer
Name/Title

AXA RE LIFE INSURANCE COMPANY

By:	/s/ Michael W. Pado	Date:	[ILLEGIBLE] August 2000
Michael W. Pado, President

By:	/s/ Josée Deroy
Josée Deroy, Vice President

Attest:	/s/ Julia Cornely
Julia Cornely, Assistant Vice President

Schedule A

Plans of Reinsurance

A.           [REDACTED]

B.             GMDB Reinsured:

•                  Opportunity Plus for issue ages < 90: Maximum Anniversary Value to attained age 75; GMDB frozen thereafter

•                  Master Plus for issue ages < 90: Greater of Maximum Anniversary Value and 5% roll-up subject to 200% of net considerations to attained age 75; GMDB frozen thereafter

•                  Wells Fargo for issue ages < 90: Greater of Maximum Anniversary Value, 5-year reset value and 5% roll-up subject to 200% of net considerations to attained age 75; GMDB frozen thereafter

•                  EmPower for issue ages < 90: Five-year ratchet value to attained age 75; GMDB frozen thereafter

C.             Related Contracts:

•                  Fortis Opportunity Plus Variable Annuity:

Policy Form# OPP98

•                  Fortis Masters Plus Variable Annuity:

Individual Policy Form# IMASTERS+-98

Group Policy Form# GCMASTERS+-98

•                  Fortis Wells Fargo Passage Variable Annuity:

Policy Form# 56331)

•                  Fortis EmPower Variable Annuity:

Individual Policy Form# IMVANSC-98

Group Policy Form# GCMVANSC-98)

Schedule B

Investment Funds

Fortis Opportunity Plus - Fortis Masters Plus - Fortis EmPower

International Stock
Lazard International Stock
Fortis Global Growth
Morgan Stanley Global Asset Allocation

Small-Cap Stock	Domestic Bond
Fortis Aggressive Growth	Fortis High Yield
Berger Small Cap Value	Fortis Diversified Income
Fortis U.S. Government Securities

Mid-Cap Stock	Cash
Fortis Growth Stock	Fortis Money Market
Dreyfus Mid Cap Stock	Fortis Fixed Account

Large-Cap Stock
Alliance Large Cap Growth	AIM Multisector Bond Series
T. Rowe Price Blue Chip	AIM Blue Chip Stock Series II
Dreyfus S&P 500 Index	MFS Global Equity Series
Fortis Growth & Income	MFS Capital Opportunities Series
Fortis Value	MFS Investors Growth Series
Fortis Asset Allocation	Federated American Leaders Series

Fortis Wells Fargo Passage

Wells Fargo Corporate Bond Fund	Scudder International Fund Class A Shares
Wells Fargo Small Cap Growth Fund
Wells Fargo Large Company Growth Fund
Wells Fargo Equity Income Fund
Wells Fargo Asset Allocation Fund	Fortis Global Growth Series
Wells Fargo Equity Value Fund	Fortis Growth Stock Series
Wells Fargo Growth Fund	Fortis Money Market Series
Wells Fargo International Equity Fund

MFS Emerging Growth Series	AIM V.I. Value Fund
MFS High Income Series	AIM V.I. International Equity Fund

Schedule C

Suggested Data Layout

Field Description	Comments

Annuitant’s ID:	Last Name
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Joint Annuitant’s ID:	Last Name If Applicable
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Owner’s ID:	Last Name
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Joint Owner’s ID:	Last Name If Applicable
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Policy Number
Policy Issue Date	YYYYMMD
Policy Issue Status	NI = True New Issue, SC = Spousal Continuance, EX = 1035 Exchange
Tax Status	Qualified (Q), or Non-qualified (N)

Exhibit C

Suggested Data Layout

(continued)

	Field Description	Comments

GMDB SECTION
	Mortality Risk Definition Indicator	AV = VNAR: CV = VNAR + SCNAR
	Death Claim Trigger	A = Annuitant, O = Owner, 1 = 1st to die, 2 = 2nd to die
(e.g., A2 = payable upon death of second of joint annuitants)
	Current Ratchet Value	If Applicable
	Current Reset Value	If Applicable
	Current Rollup Value	If Applicable
	Current Return of Premium Value	If Applicable

Minimum Guaranteed Death Benefit
	Contract Death Benefit	Greater of Account Value and Minimum Guaranteed Death Benefit
Mortality Risk	VNAR	Max [Contractual Death Benefit – Account Value), 0]
	SCNAR	Surrender Charge, if applicable

GMIB SECTION
	GMIB Indicator	Y = benefit elected, N = benefit not elected, NA = not applicable
	Income Benefit Elected	01 = option 1, 02 = option 2, etc.
	Expiration of Waiting Period	YYYYMMDD
	GMIB Annuitization Date	YYYYMMDD - actual date
	Most Recent GMIB Step-up / Reset Date	YYYYMMDD, if applicable
	Cancellation Date	YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
	GMIB IBNAR Amount	Calculated using an individual life annuity form with 10 years certain
	Treasury Rate	Used in IBNAR calculation

GMAB SECTION
	GMAB Indicator	Y = benefit elected, N = benefit not elected, NA = not applicable
	Accumulation Benefit Elected	01 = option 1, 02 = option 2, etc.
	Maturity Date	YYYYMMDD
	Most Recent GMAB Step-up / Rollover Date	YYYYMMDD, if applicable
	Cancellation Date	YYYYMMDD, if applicable
Pricing Cohort Indicator
	GMAB Guaranteed Value	Current Value
	GMAB NAR	Max [ (GMAB Guaranteed Value - Account Value), 0 ]

	Account Value	Current total value
	Surrender Charge	If reinsured
	Cumulative Deposits	Total premiums
	Cumulative Withdrawals	Total withdrawals

Exhibit C

Suggested Data Layout

(continued)

Field Description	Comments

Funding Vehicle Values:
“MorningStar” designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund

“Financial Post” designations (Canada)
Asia-Pacific
Balanced
Bond
Canadian Equity
Dividend
European Equity
Global Equity
International Equity
North American Equity
Other
United States Equity

Dollar Cost Amount
Fixed Amount

Note: Total of funding vehicles should equal account value.

Termination Information:
Termination Date	YYYYMMDD, if applicable
Reason for Termination	Death (D), Annuitization (A), 1035 Exchange (X), GMIB Election (I), Other (O).
Cause of Death	if applicable. Use your Cause of Death code, and provide translation

Summary Information:	For reconciliation purposes (may be paper summary)
Total number of records	Monthly aggregate information by GMIB Design, GMAB Design, and Pricing Cohort (if applicable)
Total of each dollar field	Monthly aggregate information by GMIB Design, GMAB Design, and Pricing Cohort (if applicable)

Note: All values to nearest dollar

Exhibit I

Reinsurance Premiums

[REDACTED]

*The current maximum premium rate shall be in effect for a minimum of twenty (20) years from the Effective Date of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

Exhibit II

Benefit Limitation Rule

[REDACTED]

Exhibit III

Confidentiality Agreement

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (“Agreement”) is made as of 24 December, 1998 by and between AXA Re Life Insurance Company (“AXA Re”), a life insurance company organized and existing under the laws of the State of Delaware, and Fortis Benefit Insurance Company (“Company”), a corporation organized and existing under the laws of the State of Minnesota.

WHEREAS, the parties hereto intend to disclose, both orally and in writing, certain confidential and proprietary information (“Confidential Information”) to each other, and to the designated Affiliates and representatives of each other, in furtherance of evaluating the possibility of entering into a reinsurance program between AXA Re and the Company covering various certain risks within new and/or inforce variable annuity and/or variable life contracts that incorporate Company Confidential Information: and

WHEREAS, the parties wish to protect certain Confidential Information which may be disclosed between them, particularly regarding AXA Re’s program for reinsuring variable annuity contracts and/or regarding private label partners and new products and/or benefits manufactured by the Company.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto acknowledge and agree that the Confidential Information disclosed hereunder is confidential, proprietary and trade secret to the disclosing party and is disclosed to the receiving party on a confidential basis under this Agreement, to be used only as expressly permitted by the terms and conditions of this Agreement. Title to the Confidential Information will remain at all times in the disclosing party and no transfer of any interest is either expressly granted or implied.

CONFIDENTIAL INFORMATION

As used in this Agreement, the term “Confidential Information” includes but is not limited to the following items, whether existing now or created in the future: (a) all knowledge or information concerning the business, operations and assets of the parties hereto and their respective Subsidiaries and Affiliates which is not readily available to the public, such as; internal operating procedures; investment strategies; sales data and customer lists; financial plans, projections and reports; and insurance and investment company programs, plans and products; (b) all property owned, licensed and/or developed by or for the parties, their Subsidiaries or Affiliates or their respective clients and not readily available to the public, such as computer systems, programs software and devices, plus information about the design, methodology and documentation therefore (c) information, materials, products or any other tangible or intangible assets in the possession or the control of the parties or their Subsidiaries or Affiliates which is proprietary to, or confidential to or about, any other person or entity; (d) proprietary or confidential information obtained from persons or entities conducting business with the parties or their Subsidiaries or Affiliates in any capacity; and (e) records and repositories of all of the foregoing, in whatever form maintained.

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This shall not limit the generality of the foregoing: (a) Confidential Information of AXA Re shall include, without limitation, all information with respect to AXA Re’s program for reinsuring variable annuities and/or variable life insurance, any actuarial, pricing and financial information provided by AXA Re or its Affiliated companies to the Company, and all information conveyed orally or by any other means by AXA Re or its Affiliated companies to the Company, with respect to reinsurance of variable annuities and/or variable life insurance; and (b) Confidential Information of the Company shall include, without limitation, all information with respect to its variable annuity and/or variable life contract, any actuarial, pricing and financial information provided by the Company or its Affiliated companies to AXA Re, the Company annuity pricing model, and all information conveyed orally or by any other means by the Company or its Affiliated companies to AXA Re, with respect to Company variable annuity and/or variable life insurance programs.

Failure to mark any material or information “Confidential” shall not affect the confidential nature therefore.

The restrictions against disclosing and disseminating the Confidential Information shall not apply to:

i.                  general skills and experience gained by employees of either party, their Subsidiaries or their Affiliates; or

ii.               information known by the receiving party prior to disclosure under this Agreement; or

iii.            information disclosed to the receiving party by a third party who was not under an obligation of confidentiality to the disclosing party; or

iv.           information which is publicly available or generally known within the insurance or data processing industries; or

v.              information which is independently developed by the receiving party prior to, concurrent with or subsequent to the disclosing party’s disclosure without any wrongful act or breach of this Agreement by the receiving party; or

vi.           information which becomes available to one party, its Subsidiaries, its Affiliates or its representatives on a non-confidential basis from sources other than the other party or its Subsidiaries, Affiliates or representatives, provided that the recipient of such information does not know or have reason to know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information.

The foregoing notwithstanding, nothing in this Agreement shall be construed to prohibit the disclosure of Confidential Information in accordance with the terms of a court order. In the event one of the parties becomes legally compelled to disclose the Confidential Information of the other, the party being compelled shall provide prompt and reasonable notice to the other party, so that the other party may seek a protective order, an appeal or other appropriate remedy.

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BŔEACH

The parties hereto recognize that the unauthorized disclosure, duplication, reproduction or use of the Confidential Information would cause irreparable harm to the disclosing party and that monetary damages will be inadequate to compensate the disclosing party for such breach. For that reason, the parties hereto shall be entitled to seek, in any court of competent jurisdiction, injunctive relief including a preliminary injuction and an order of seizure and impoundment under Section 503 of the Copyright Act and the receiving party will not object to the entry of an injuction or other equitable relief against it on the basis of an adequate remedy at law or other reason. Such relief shall be cumulative and in addition to whatever other remedies the disclosing party may have.

MISCELLANEOUS

(a)          No waiver of any provision of this Agreement shall be effective unless contained in a writing executed by the party against whom enforcement thereof is sought. A waiver of any specific term hereof shall not be deemed to constitute a waiver of any other term hereof, nor shall a waiver on any one or more occasions be deemed to imply or constitute a waiver of the same of any other term on any other occasion.

(b)         If any part of this Agreement shall be held to be void or unenforceable, such part shall be treated as severable, leaving valid the remainder of the Agreement.

(c)          This Agreement shall be construed in accordance with the laws of the State of Delaware.

(d)         Anything in this Agreement to the contrary notwithstanding, nothing herein shall be construed as a commitment by either party to enter into a Reinsurance Agreement or to engage in anything beyond having initial discussions and exchanging information which may lead to a formal request for a reinsurance proposal and subsequent preparation thereof.

(e)          Each of the parties shall cause its respective Subsidiaries and Affiliates to abide by the terms of this Agreement, and in the event of a violation of this Agreement by their respective Subsidiaries or Affiliates, shall be liable hereunder to the same extent as if, themselves, had committed such violation.

(f)            For purposes of this Agreement:

(i)             “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of twenty-five percent (25%) or more of any class of voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, “control”, including the terms “controlling” and “controlled”, means the power to direct or cause the direction of the management and polices of a person, directly or indirectly, whether

3

through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(ii)          “Subsidiary” of a person means any person with respect to whom such specified person, directly or indirectly, beneficially owns fifty percent (50%) or more of the equity interests in, or holds the voting control of fifty percent (50%) to more of the equity interests in, such person.

(g)         Upon the written request of AXA Re at any time, the Company will return to AXA Re all AXA Re Confidential Information, provided that if AXA Re enters into a reinsurance agreement with the Company, that the Company shall be entitled to retain AXA Re Confidential Information required by the Company in order to fulfill its obligations under the reinsurance agreement (but that any such Confidential Information shall not be used for any other purpose).

(h)         Upon the written request of the Company at any time, AXA Re will return to the Company all Company Confidential Information, provided that if AXA Re enters into a reinsurance agreement with the Company, that AXA Re shall be entitled to retain Company Confidential Information required by AXA Re in order to fulfill its obligations under the reinsurance agreement (but that any such Confidential Information shall not be used for any other purpose).

(i)             Nothing in this agreement shall prevent the Company and AXA Re from developing reinsurance products, or limit their respective rights to develop reinsurance products, provided the Company does not use AXA Re Confidential information and AXA Re does not use Company Confidential Information in connection with the development of such products.

COMMENCEMENT AND TERMINATION OF AGREEMENT

This Agreement is effective upon the date first written above. The obligations of each party set out in the preceding paragraphs above shall survive the termination of the Agreement.

Notwithstanding anything in this Agreement to the contrary, each party agrees that any agreement executed between them as a result of these discussions shall incorporate the confidentiality provisions contained herein, and this Agreement shall be deemed to continue in full force and effect during all terms of such subsequent agreement.

GENERAL PROVISIONS

This Agreement shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws. This Agreement supersedes all prior understandings and negotiations, oral and written, and constitutes the entire understanding between the parties on this subject. This Agreement and any of the rights or obligations hereunder are not assignable by either party without the other party’s prior

4

written permission, No waiver, modification, or amendment to the Agreement shall be binding upon the parties unless it is in writing signed by an Authorized Representative of the party against whom enforcement is sought

IN WITNESS THEREOF, the parties by their duly Authorized Representatives have caused this Agreement to be executed as of the date first written above.

AXA RE LIFE INSURANCE COMPANY`		FORTIS BENEFIT INSURANCE COMPANY

By:	/s/ Ari Lindner	By:	/s/ Kelly Jean Rydel Bretz
	Ari Lindner		Kelly Jean Rydel Bretz

Title:	Vice President		Title:	Actuarial Officer

Date:	24 December, 1998		Date:	24 December, 1998

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PROPRIETARY REINSURANCE SPECIFICATIONS FOR

FORTIS BENEFITS INSURANCE (Company)

Submitted by

AXA RE LIFE INSURANCE COMPANY (“AXA”)

GMDB REINSURED

•                  Opportunity Plus for issue ages < 90: Maximum Anniversary Value to attained age 75: GMDB frozen thereafter

•                  Masters Plus for issue ages < 90: Greater of Maximum Anniversary Value and 5% Roll-up subject to 200% of net considerations to attained age 75; GMDB [ILLEGIBLE] frozen thereafter

•                  Wells Fargo for issue ages < 90: Greater of Maximum Anniversary Value, 5 year Reset Value and 5% Roll-up subject to 200% of net considerations to attained [ILLEGIBLE] age 75; GMDB frozen thereafter

•                  EmPower for issue ages < 90: Five-year Ratchet Value to attained age 75; GMDB frozen thereafter

RELATED CONTRACTS

•                  Fortis Opportunity Plus Variable Annuity (policy form #: 42350)

•                  Fortis Masters Plus Variable Annuity (policy form #: 42361)

•                  Fortis Wells Fargo Passage Variable Annuity (prospectus #: P018 (9/20/99))

•                  Fortis Empower Variable Annuity (policy form #: 42366)

EFFECTIVE DATE

•                  May 1, 2000

METHOD /MODE

•                  Automatic reinsurance for a quota share of the mortality net amount at risk

Confidential	04/12/00

1

REINSURANCE PREMIUMS

•                  The reinsurance premium is an asset-based premium rate which shall be applied to the average aggregate account value over the reporting period inforce multiplied by the quota share percentage reinsured by AXA. The premium rate levels vary by issue age and the reporting period is assumed to be monthly.

•                  The annualized reinsurance premium rates are shown in Exhibit 1 and are expressed in terms of basis points. In practice, they shall be applied on a monthly basis by utilizing 1/12th of the annualized rates.

•                  The total reinsurance premium that is due and payable in the first month shall at least equal $1,500. Subsequently, the total reinsurance premium that is due and payable shall increase by $1,200 for each month after the first month until the sixth month when it reaches $7,500. The total reinsurance premium that is due and payable in any month thereafter shall at least be $7,500.

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REINSURANCE BENEFITS

•                 AXA agrees to reimburse the Company for its quota share of the mortality net amount at risk (i.e., MNAR) realized upon death under the contractual terms of the contracts reinsured, subject to the benefit limitations set forth below.

•                 Death claims shall be reported along with reinsurance premiums and netted from them. A positive net amount will indicate amounts due AXA. A negative net amount will indicate amounts due to the Company.

RECAPTURE

•                 Election is available after the fifteenth anniversary of this agreement, provided that the total carry-forward is not in a negative position.

•                 The total carry-forward is defined as the sum of the carry-forwards of this agreement and the complimentary GMIB agreement, if any, that reinsures the same Related Contracts.

•                 The carry-forward for each agreement is defined as the current period’s reinsurance premium minus all reinsurance claims paid under this agreement minus a 2.5 basis points annual expense allowance applied against the average aggregate Account Value minus the change in treaty reserves plus last period’s loss carry-forward. The amount is accumulated at the 90-Day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus 2.0%.

•                 Upon election, recapture shall occur ratably over a 36 month period (i.e., the quota share percentage reduces by 2.78% times the initial quota share reinsured per month). It is irrevocable once elected.

•                 AXA will provide the Company the “formula and mechanism” to determine the loss carry-forward.

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DURATION OF REINSURANCE FACILITY

•

This reinsurance facility shall be available for new business for two years, as measured from the inception of the agreement. subject to a limit of $3 billion dollars of total new considerations divided by the quota share percentage reinsured by AXA. The facility may be renewed thereafter, subject to mutually acceptable terms.

DURATION OF COVERAGE

•	The reinsurance ceded to AXA may be continued indefinitely at the option of the Company.

TERMINATION OF LIABILITY

•	AXA’s liability under this agreement for an individual life shall be terminated upon the earlier of:

•	Death of an owner or annuitant when such death triggers the payment of a contractual death benefit
•	Annuitization
•	Full Withdrawal
•	Attainment of maximum annuitization age or attained age 105, if earlier
•

Due to the anti-selective nature of the dollar for withdrawals in the Wells Fargo Passage VA, reinsurance coverage will cease for this product once a withdrawal causes the Account Value of the contract to fall below $1500.

POLICY CHANGES

•

The Company may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity policy forms. Notification to AXA is required prior to such a change since such change may materially alter AXA risk.

•

The Company may amend any policy form, endorsement, or program, but shall notify AXA of such changes in advance of implementing them. AXA shall promptly determine whether the changes will be covered under the existing Agreement or whether amendments or revisions to the Agreement will be necessary to cover the changes.

•	The Company agrees to provide AXA with all contractholder communications as though AXA were a contractholder in the state of Delaware.

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ADMINISTRATION

•

This proposal requires that the Company provide AXA, within thirty (30) days of the end of each calendar month, a seriatim electronic report as detailed in Exhibit 3 for each contract reinsured, and valued as of the last day of that month.

•

Furthermore, AXA will use the summary data outlined in Exhibit 3 to calculate and monitor its maximum annual aggregate VNAR liability throughout the calendar year. Upon receipt of the final report for the calendar year, AXA will true-up benefit claim reimbursements, if necessary, from the prior calendar year.

EXPIRY OF PROPOSAL

•	April 12, 2000

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Proprietary Reinsurance Specifications for the Company

EXHIBIT 1

REINSURANCE PREMIUMS

[REDACTED]

*The current premium rate shall be in effect for a minimum of 20 years from the effective date of this reinsurance agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

6

Proprietary Reinsurance Specifications for the Company

EXHIBIT 2

BENEFIT LIMITATION RULES

[REDACTED]

7

Proprietary Reinsurance Specifications for the Company

EXHIBIT 3

REINSURANCE ADMINISTRATION

Field Description	Comments

Annuitant’s ID:	Last Name
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Joint Annuitant’s ID:	Last Name	If Applicable
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Owner’s ID:	Last Name
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Joint Owner’s ID:	Last Name	If Applicable
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Policy Number
Policy Issue Date	YYYYMMDD
Policy Issue Status	NI=True New Issue, SC=Spousal Continuance, EX=1035 Exchange
Tax Status	Qualified (Q), or Non-qualified (N)

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Proprietary Reinsurance Specifications for the Company

EXHIBIT 3 (continued)

REINSURANCE ADMINISTRATION

Field Description	Comments

GMOB SECTION
Mortality Risk Definition Indicator	AV = VNAR: CV = VNAR + SCNAR
Death Claim Trigger	A = Annuitant, O = Owner, 1 = 1st to die, 2 = 2nd to die
(e.g., A2 = payable upon death of second of joint annuitants)
Current Ratchet Value	If Applicable
Current Reset Value	If Applicable
Current Rollup Value	If Applicable
Current Return of Premium Value	If Applicable

Minimum Guaranteed Death Benefit
Contract Death Benefit	Greater of Account Value and Minimum Guaranteed Death Benefit
Mortality Risk VNAR	Max [Contractual Death Benefit - Account Value), 0]
SCNAR	Surrender Charge, if applicable

GMIB SECTION
GMIB Indicator	Y = benefit elected, N = benefit not elected, NA=not applicable
Income Benefit Elected	01 = option 1, 02 = option 2, etc.
Expiration of Waiting Period	YYYYMMDD
GMIB Annuitization Date	YYYYMMDD - actual date
Most Recent GMIB Step-up / Reset Date	YYYYMMDD, if applicable
Cancellation Date	YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount	Calculated using an individual life annuity form with 10 years
Certain
Treasury Rate	Used in IBNAR calculation

GMAB SECTION
GMAB Indicator	Y = benefit elected, N = benefit not elected, NA=not applicable
Accumulation Benefit Elected	01 = option 1, 02 = option 2, etc.
Maturity Date	YYYYMMDD
Most Recent GMAB Step-up / Rollover Date	YYYYMMDD, if applicable
Cancellation Date	YYYYMMDD, if applicable
Pricing Cohort Indicator
GMAB Guaranteed Value	Current Value
GMAB NAR	Max [(GMAB Guaranteed Value - Account Value), 0]

Account Value	Current total value
Surrender Charge	If reinsured
Cumulative Deposits	Total premiums
Cumulative Withdrawals	Total withdrawals

9

Proprietary Reinsurance Specifications for the Company

EXHIBIT 3 (continued)

REINSURANCE ADMINISTRATION

Field Description	Comments

Funding Vehicle Values:
“MorningStar” designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund

“Financial Post” designations (Canada)
Asia-Pacific
Balanced
Bond
Canadian Equity
Dividend
European Equity
Global Equity
International Equity
North American Equity
Other
United States Equity

General Account

Note: total of funding vehicles should equal account value.

Termination Information:
Termination Date	YYYYMMDD, If applicable
Reason for termination	Death (D), Annuitization (A), 1035 Exchange (X), GMIB Election
(I), Other (O).
Cause of Death	If applicable. Use your Cause of Death code and provide
translation

Summary Information:	For reconciliation purposes (may be paper summary)
Total number of records	Monthly aggregate information by GMIB Design, GMAB Design
And Pricing Cohort (if applicable)
Total of each dollar field	Monthly aggregate information by GMIB Design, GMAB Design
and Pricing Cohort (if applicable)

Note: All values to nearest dollar

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